SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
[X]	Soliciting Material Pursuant to ss. 240.14a-12

PEERLESS SYSTEMS CORPORATION
(Name of Registrant as Specified In Its Charter)

TIMOTHY E. BROG
RAHUL RIMMY MALHOTRA
ERIC S. NEWMAN
PEERLESS FULL VALUE COMMITTEE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE PEERLESS FULL VALUE COMMITTEE FILES PROXY STATEMENT

New York, New York, May 14, 2007 - The Peerless Full Value Committee (the “Committee”) announced today that it has filed a preliminary proxy statement with the Securities and Exchange Commission in connection with its intended solicitation of proxies for the 2007 Annual Meeting of Stockholders of Peerless Systems Corporation (“Peerless”) (Nasdaq: PRLS). Members of the Committee, collectively own 8.6% of Peerless’ outstanding shares of common stock.

The Committee is seeking support from stockholders to elect three highly qualified nominees to Peerless’ Board of Directors -- Timothy E. Brog, Rimmy Malhotra and Eric Newman. The Committee does not believe that the current Board of Directors of Peerless is acting in the best interests of stockholders.

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THE BOARD’S OVERSIGHT OF PEERLESS’ RESEARCH AND DEVELOPMENT BUDGET HAS NOT YIELDED FINANCIAL RESULTS. From fiscal year ending 2001 to fiscal year ending 2007, Peerless has spent approximately $73 million on research and development. Over those same seven years, Peerless has reported an aggregate loss of approximately $31 million. The Board has given past and present management a blank check in spending the Company’s cash without demanding a reasonable (or any) return on investment

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EXCESSIVE OPTION GRANTED BY THE BOARD CREATES SIGNIFICANT DILUTION TO CURRENT STOCKHOLDERS: For the last fiscal year, the current Board of Directors granted options to purchase a staggering 2.5 million shares of Peerless’ common stock. And now they have the audacity to ask stockholders for permission to increase the current Board’s ability to further dilute stockholders by another 500,000 shares.

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THE BOARD HAS FAILED TO MAINTAIN ADEQUATE INTERNAL FINANCIAL CONTROLS: To quote the Company directly from its 2007 Annual Report: “Our controls were not adequate to capture and analyze all the various terms of software contracts to ensure proper application of such revenue recognition principles. This deficiency resulted in improper recognition of revenues and cost of sales on certain software arrangements, which required adjustments to interim and annual financial statements.”

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PERFORMANCE OF PEERLESS’ COMMON STOCK HAS SIGNIFICANTLY LAGGED INDICES. Over the last decade the broad market indices have increased by over 100%. Peerless as of March 14, 2007 sank to a 52-week low of $1.86 - this represents an 83% DECLINE since Peerless’ initial public offering in 1996.

Timothy Brog, portfolio manager of Pembridge Value Opportunity Fund LP said, "We believe that our nominees will bring a fresh perspective to the Peerless Board of Directors, which is sorely in need of change. Unlike the current Board, our nominees will think and act like owners. We are committed to explore ALL strategic alternatives to maximize stockholder value, which include the following:

•	Explore the sale of all or part of the Company in a tax efficient manner.
•	Significant repurchase of Peerless’ common stock either in the open market or as part of a self-tender offer.
•	A large special dividend.
•	Allocate capital in a more efficient manner.
•	Reduce executive compensation, bonus packages and option grants.”

IT IS TIME FOR A CHANGE

THE PEERLESS FULL VALUE COMMITTEE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON MAY 10, 2007 A PRELIMINARY PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD TO BE USED TO SOLICIT VOTES FOR THE ELECTION OF ITS SLATE OF DIRECTOR NOMINEES FROM THE STOCKHOLDERS OF PEERLESS FOR USE AT THE 2007 ANNUAL MEETING. THE PEERLESS FULL VALUE COMMITTEE STRONGLY ADVISES ALL PEERLESS STOCKHOLDERS TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain free copies of the Proxy Statement filed with the SEC by the Peerless Full Value Committee through the website maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain free copies of the Proxy Statement from the Peerless Full Value Committee by contacting Timothy Brog, Pembridge Capital, 708 Third Avenue, New York, NY 10017 or by calling D.F. King & Co., Inc. at (800) 628-8532.

Information concerning the participants and their interests in the solicitation is set forth in the proxy statement filed with the SEC.

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Pembridge Capital Management LLC is the management company for Pembridge Value Opportunity Fund LP, a Delaware Limited Partnership.

Contacts:

Timothy Brog
Pembridge Capital Management LLC
(212) 557-6150